Exhibit 99.1

TapImmune Executes a Licensing Option Agreement for a Breast Cancer Vaccine Technology

Jun. 1, 2010 (GlobeNewswire) --

BELLEVUE, Wash., June 1, 2010 (GLOBE NEWSWIRE) -- TapImmune Inc. (OTCBB:TPIV) announced that it has signed an exclusive Licensing Option agreement with Mayo Clinic, Rochester, MN, for clinical development of a breast cancer vaccine technology.  The option to license this technology can be exercised after Phase I clinical trials under terms agreed between Mayo Clinic and TapImmune.  Upon IND approval, TapImmune and Mayo Clinic will execute a Sponsored Research Agreement.  Mayo Clinic will conduct a Phase I clinical trial in breast cancer patients who have a form of breast cancer that express Her2/neu receptors (also called Her2/neu breast cancer).  Keith Knutson, M.D., Mayo Clinic, will serve as Principal Investigator.

Dr. Glynn Wilson, Chairman & CEO of TapImmune, stated, "We believe that this technology offers a number of advantages in the development of a breast cancer vaccine for a broad patient population.  The option to license this technology from Mayo Clinic offers us  potential to enhance our cancer vaccine portfolio and clinical research programs."

About TapImmune Inc.

TapImmune Inc. is a biotechnology company specializing in the development of immunotherapeutics for the treatment of cancer and infectious disease.  The company's TAP (transporters associated with antigen presentation) technology modulates the activity of the antigen processing machinery to increase effective presentation of antigens to the immune system.  In a variety of cancers the level of TAP is reduced.  The Company is currently developing its lead clinical candidate, AdhTAP, for the treatment of TAP deficient cancers.  In preclinical studies using a simple injection this product has shown effective restoration of TAP and enhanced killing of tumor cells.  As a vaccine, the TAP technology also has the potential to significantly improve the efficacy of current vaccines and enhance the creation of new ones in the fight against infectious diseases.  TapImmune is working with partners to test the efficacy of TAP in new prophylactic vaccines.  The Company plans to advance multiple clinical programs in cancer and infectious disease.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements in this news release concerning the Company's expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements".  Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements.  Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov.  The Company assumes no obligation to update the forward-looking statements.

CONTACT:

     Taplmmune Inc.
                      Glynn Wilson, Chairman & CEO
                      (866) 359-7541

                      Mayo Clinic
                      Kathy Anderson
                      507-284-4371

                      Wolfe Axelrod Weinberger Assoc. LLC
                      Donald C. Weinberger
                      Adam Lowensteiner
                      (212) 370-4500
                      Fax (212) 370-4505